As filed with the Securities and Exchange Commission on March 12, 2007
Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PCMT CORPORATION
(Exact Name of Small Business Issuer in its Charter)

DELAWARE	5734	98-0511645
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

4 Nafcha Street
Jerusalem, Israel 95508
Telephone No. : +972 (2) 5001128
Facsimile No.: +972 (2) 5387999
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Nachman Shlomo Kohen, Chief Executive Officer
4 Nafcha Street
Jerusalem, Israel 95508
Telephone No. : +972 (2) 5001128
Facsimile No.: +972 (2) 5387999
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
SRK Law Offices
12 HaMada, Rabin Science Park
Rehovot, Israel
Telephone No. : (718) 360-5351
Facsimile No.: +972 (8) 936-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Share(¹)	Proposed Maximum Aggregate Offering Price(²)	Amount of Registration Fee

Common Stock, par value $.0001 per share	2,000,000	$0.025	$50,000	$5.35

(¹)The price of $0.025 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(²) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 12, 2007

PCMT CORPORATION

A MAXIMUM OF 2,000,000 SHARES
COMMON STOCK
OFFERING PRICE $0.025 PER SHARE

The selling stockholders named in this prospectus are offering for resale 2,000,000 shares of our common stock. The selling stockholders have advised us that they will sell the shares of common stock from time to time after this prospectus is declared effective and they have set an offering price for these securities of $0.025 per share of common stock offered through this prospectus until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this offering. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this Registration Statement is not complete and may be amended. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY INFORMATION

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “PCMT” refer to PCMT Corporation. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

Corporate Background

We were incorporated in the State of Delaware under the name PCMT Corporation on October 5, 2006 to engage in any lawful corporate undertaking. We have not generated any revenues to date and we are a development stage company. We intend to focus on offering computer hardware and software products to religious consumers, with an initial emphasis on ultra-orthodox Jewish communities in Israel. The ultra-orthodox customers' purchasing requirements of computers differ from the general population. We plan to service the ultra-orthodox market by (a) opening stores in neighborhoods where there is a high percentage of ultra-orthodox individuals, (b) providing shopping hours geared to the daily routines of this community, (c) leveraging our understanding of the specific needs and requirements of the ultra-orthodox community, and (d) providing service offerings that are geared to the religious and cultural needs of the ultra-orthodox community. Our goal is to create a niche market by first building up a chain of stores focusing on cities with large ultra-orthodox Jewish religious communities, and then applying the same model to service other religious communities around the world.

Our corporate offices are located at 4 Nafcha Street, Jerusalem, Israel 95508. Our telephone number is +972 (2) 5001128.
Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

Summary of the Offering

The Issuer:	PCMT Corporation

Total Shares of Common Stock Outstanding Prior to the Offering:	4,510,000 Shares

Shares of Common Stock being Offered by the Selling Stockholders:	2,000,000 Shares

Total Shares of Common Stock Outstanding After the Offering if all the Shares are Sold:	4,510,000 Shares

Offering Price:	$0.025 per share

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the selling stockholders.

Market for the Shares:
There is no public market for our common shares. We intend to have a market maker file an application on our behalf with the NASD to have our common stock quoted on the OTC Bulletin Board. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Data

The following summary financial information for the period from October 5, 2006 (inception) through December 31, 2006 includes balance sheet and statement of operations data from our audited financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operations" and the financial statements and accompanying notes included in this prospectus.

Statement of Operations
For the period October 5, 2006 (inception) through
December 31, 2006
(Audited)
Revenues	$-
General and administrative expenses	$7,207
Other income (expense)	$-
Net (loss)	$(7,207)
Net loss per common share-Basic and Diluted	$0.00

Weighted Average Number of Common Shares
Outstanding- Basic and Diluted	2,036,250

Balance Sheet Data As of December 31, 2006
(Audited)
Cash in bank	$13,595
Total current assets	$15,595
Total Assets	$15,595
Accounts payable and accrued liabilities	$2,352
Loan from stockholder	$200
Total current liabilities	$2,552
Stockholders’ Equity	$13,043

Historical results are not necessarily indicative of future results.

RISK FACTORS

An investment in our shares involves a high degree of risk, and our shares should not be purchased by anyone who cannot afford to lose his entire investment. You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in us. The risks and uncertainties described below are not the only material risks that we face. Additional risks not presently known to us, or that we consider immaterial, may also impair our business operations. Any of the following risks could materially adversely affect our business, operating results, or financial condition, and could cause a decline or total loss in the price of our common stock or the value of your investment.

Risks Related to our Business and our Industry

1. We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

The Company has incurred a net loss of $7,207 for the period from October 5, 2006, (inception) to December 31, 2006, and we currently have no source of revenues. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which adjustment may have to be made should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

2. We are a development stage company and may never be able to execute our business plan.

We were incorporated on October 5, 2006. We currently have no customers or revenues. Although we have begun initial planning for the establishment of computer retail stores, we may not be able to execute our business plan. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations are unproven, and the lack of an operating history makes it difficult to evaluate the future prospects of our business.

3. We have no operating history and have maintained losses since inception, which we expect to continue in the future.

We incurred a net loss of $7,207 for the period from October 5, 2006 (inception) to December 31, 2006. We expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the initial costs of commencing operations, opening retail stores, purchasing equipment and software, as well as other costs associated with retail operations. We cannot guarantee that we will ever be successful in generating sufficient revenues. We recognize that if we are unable to generate sufficient revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

4. We cannot predict our success because our business model is unproven and we currently have no retail operations.

Our business model is untested in the retail national computer sales market and our ability to generate revenues or profits is unproven on a wide scale basis. We have no operating history, which makes it difficult to project our performance. Our prospects will be dependent upon our ability to effectively implement our business model and adapt to the needs and requirements of the religious retail market. If our business model is not viable or if we are unable to identify and address changes in our market, we will not be able to establish our business, compete effectively, or achieve profitability.

5. We depend upon the approval of religious clerics such as Rabbis, Ministers, and Imams who have influence over their followers.

While our products and services do not require kosher certification, since we plan to sell to the ultra-orthodox religious Jewish communities, we may be required to obtain the approval of leading rabbis in the respective religious communities. An example of such is the Eida Charedit in Israel. There is a risk that we will not be able to obtain the approval of the heads of these communities. Even if we obtain initial approval, the relevant authorities may change the criteria for acceptability of computer products and services in their respective religious communities. In such circumstances, we may be precluded from selling our products in a specific religious retail market. Failure to obtain the necessary clerical imprimaturs could have a material adverse effect on us and our financial performance.

6. Our Business Plan may be unsuccessful.

The success of our business plan is dependent on our establishing a reputation and market-share in our target market. Our ability to penetrate this market is unproven, and our lack of operating history makes it difficult to validate our business plan.

7. If we were to lose the services of our key personnel, we may not be able to execute our business strategy which could result in the failure of our business.

Our future ability to execute our business plan depends upon the continued service of our executive officers and the hiring of qualified support personnel. If we were to lose the services of one or more of our executive officers or if we are unable to hire and retain key employees, our business may be adversely affected. We cannot assure you that we will be able to retain or replace our key personnel.

8. We depend upon third parties to develop products and software.

Our business depends upon the continued development of new and enhanced Personal Computer hardware and Personal Computer software. Our business could suffer due to the failure of manufacturers to develop new or enhanced products, a decline in the continued technological development and use of Personal Computers, or the failure of software publishers to develop new software for current or future generation PC hardware.

9. Pressure from our competitors may force us to reduce our prices or increase spending, which could decrease our profitability.

The retail computer sales industry in Israel is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with mass merchants and regional chains, including Office Depot, Super Center and Shekem Electric; computer product and consumer electronics stores, including Bug; other computer products specialty stores; mail-order businesses; catalogs; direct sales by software publishers; and online retailers. We also compete with sellers of used computer products. Some of our competitors in the retail computer sales industry have longer operating histories and may have greater financial resources than we do. If we lose customers to our competitors, or if we reduce our prices or increase our spending to maintain our customers, we may be less profitable.

10. International events could delay or prevent the delivery of products to our suppliers.

Our suppliers rely on foreign sources, primarily in Asia, to manufacture a portion of the products we purchase from them. As a result, any event causing a disruption of imports, including the imposition of import restrictions or trade restrictions in the form of tariffs or quotas, could increase the cost and reduce the supply of products available to us, which could lower our sales and profitability.

11. Our proposed international operations expose us to numerous risks.

We are planning to commence retail operations in Israel, the United States and Europe and are therefore subject to a number of factors that may affect our current or future international operations. These include:

-economic downturns;
-currency exchange rate fluctuations;
-international incidents;
-government instability; and
-an increasing number of competitors entering our current and potential markets.

12. If we are unable to enter into leases on favorable terms, our revenue growth may decline.

All of our retail stores will be located in leased premises. We may not be able to enter into leases on favorable terms or at all, or we may not be able to locate suitable sites for new stores in religious communities in a timely manner. Our revenues and earnings may decline if we fail to enter into suitable leases or find additional sites for new store expansion.

13. Our failure to effectively manage new store openings could lower our sales and profitability.

Our business strategy is largely dependent upon opening new stores and operating them profitably. We expect to open approximately two stores in fiscal 2007. Our ability to open stores and operate them profitably depends upon a number of factors, some of which may be beyond our control. These factors include:

-the ability to identify new store locations, negotiate suitable leases, and build out the stores in a timely and cost efficient manner;
-the ability to hire and train skilled associates;
- the ability to integrate new stores into our existing operations; and
-the ability to increase sales at new store locations.

Our growth will also depend on our ability to process increased merchandise volume resulting from new store openings through our inventory management systems and distribution facilities in a timely manner. If we fail to manage new store openings in a timely and cost efficient manner, our revenues may be adversely affected.

Risks Related to the Offering

14. Our stock price after the offering could be below the offering price.

The offering price of our common stock was arbitrarily determined by us and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.

15. There has previously been no public market for our common stock and our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Even if a trading market develops, we cannot predict how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The initial public offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The trading price of our common stock following the offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

- Quarterly variations in our results of operations or those of our competitors;
- Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;
- Disruption to our operations;

- Commencement of, or our involvement in, litigation;
- Any major change in our board or management;
- Changes in governmental regulations or in the status of our regulatory approvals; and
- General market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

16. Future sales by our stockholders could cause the stock price to decline.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

17. State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

18. Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock." The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

19. Provisions under Delaware law could discourage a takeover that stockholders may consider favorable.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Risks Related to Location in Israel

20. Conditions in Israel may limit our ability to operate, which would lead to a decrease in revenues.

Because we intend to establish our first stores in Israel and our principal offices are located in Jerusalem, Israel, our operations are directly affected by economic, political and military conditions affecting Israel. Specifically, we could be adversely affected by:

-any major hostilities involving Israel;
-a full or partial mobilization of the reserve forces of the Israeli army;
- the interruption or curtailment of trade between Israel and its present trading partners;
- risks associated with the fact that a significant number of our employees and key officers reside in what are commonly referred to as occupied territories; and
- a significant downturn in the economic or financial conditions in Israel.

21. The change in the exchange rate between the United States dollar and foreign currencies is volatile and may negatively impact our costs which could adversely affect our operating results.

When operating in Israel we will incur a certain amount of our expenses for our operations in Israel in New Israeli Shekels (NIS) and translate these amounts into United States dollars for purposes of reporting operating results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily NIS, which will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, which may affect our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

22. We are subject to certain employee severance obligations, which may result in an increase in our expenditures.

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service. When we hire employees for our operations in Israel, this obligation may result in an increase in our expenditures.

FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: "believe", "expect", "estimate", "anticipate", "intend", "project" and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as "may", "will", "should", "plans", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 7, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Description of Business section beginning on page 27, the Management's Discussion and Analysis or Plan of Operation section beginning on page 31 and as well as factors discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

There has been no public market for our common shares. The price of the shares was arbitrarily determined at $0.025 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in us at this initial stage of our development.

The price we arbitrarily determined bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 2,000,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 2,000,000 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on February 5, 2007.

The following table provides as of February 20, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering(1)			Beneficial Ownership After Offering(1)
Name of Selling Stockholder (1)	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
A. Izak Shinfeld	40000	*	40000	0	0
Rivka Aisenberg	40000	*	40000	0	0
Ayala Chohen	40000	*	40000	0	0
Yisroel Adler	40000	*	40000	0	0
Rachel Lev	40000	*	40000	0	0
Israel Paluch	40000	*	40000	0	0
Aron Paluch	120000	2.7	120000	0	0
Moshe Mondrowitz	40000	*	40000	0	0

Natan Beztalel	40000	*	40000	0	0
Pnina Zipora Hofman	40000	*	40000	0	0
Israel Hofman	40000	*	40000	0	0
Yosef Krytman	40000	*	40000	0	0
Moshe Orlancik	40000	*	40000	0	0
Nachman Neiman	40000	*	40000	0	0
Zvi Marciano	40000	*	40000	0	0
Shlomo Marciano	40000	*	40000	0	0
Elitsur Vaitsman	40000	*	40000	0	0
Gal Blau	40000	*	40000	0	0
Yeuda Hershkovitz	40000	*	40000	0	0
Yacob Vaitsman	40000	*	40000	0	0
Josef Ashkenazi	40000	*	40000	0	0
Yaacov Goldberger	40000	*	40000	0	0
Nachman Kenig	40000	*	40000	0	0
Moshe Bergshtein	40000	*	40000	0	0
Shmuel Filmer	40000	*	40000	0	0
Moshe Castle	40000	*	40000	0	0
Avraham Levi	100000	2.2	100000	0	0
Mordehai Cohen	40000	*	40000	0	0
Netanel Abutebul	40000	*	40000	0	0
Aamenon Asuid	40000	*	40000	0	0
Barak Baruch Peretz	40000	*	40000	0	0
Meir Mor	40000	*	40000	0	0
David Yisrael Dadon	40000	*	40000	0	0
Meir Eloz	40000	*	40000	0	0
Yitzhak Levi	40000	*	40000	0	0
Bineyamin Hayim Ravagov	40000	*	40000	0	0
Itzchak Moshe Gabai	40000	*	40000	0	0
Zvi Frank	40000	*	40000	0	0
Nehemya Hesin	40000	*	40000	0	0
Moshe Treisman	40000	*	40000	0	0
Yecheskel Mandeleil	40000	*	40000	0	0
Pinchas Schapira	40000	*	40000	0	0
Matityahu Burstein	40000	*	40000	0	0
Yitzchak Meeir Hager	40000	*	40000	0	0
Zvi Vaizman	100000	2.2	100000	0	0
TOTAL	2,000,000	44.3%	2,000,000	NIL	*

Notes
*	Represents less than 1%
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 4,510,000 shares of common stock outstanding as of February 20, 2007.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 2,000,000 common shares on behalf of the selling stockholders.

No Current Market for our Shares

There is currently no market for our shares. We cannot give you any assurance that the shares you purchase will ever have a market value or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange. We intend to have our shares quoted on the Over-the-Counter Bulletin Board. However, there is no assurance that we will be successful in finding a market maker who will be successful at having our shares quoted. Further, even assuming we do locate such a market maker, it could take several months before the market maker’s listing application for our shares is approved.

The OTC Bulletin Board is maintained by the National Association of Securities Dealers. The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the OTC Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The selling security holders may sell some or all of their shares at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holders must be made at the fixed price of $0.025 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary broker transactions, which may include long or short sales,
-	transactions involving cross or block trades on any securities or market where our common stock is trading,
-	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
-	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers of the Company are:

Name	Age	Position	Date Appointed
Nachman Shlomo Kohen	28	President, Director and Treasurer	October 5, 2006

Yosef Nachum Bernshten	25	Director and Secretary	October 5, 2006

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Nachman Shlomo Kohen has been our President, Chief Executive Officer and a Director since we were incorporated on October 5, 2006. From September 2000, Nachman Shlomo Kohen has been the owner and managing director of P.C.M.T. Video Ltd. in Jerusalem, Israel. P.C.M.T. Video Ltd. owns and operates a retail store in Jerusalem, Israel and is an authorized distributor of leading computer and peripheral manufacturers active in the Israeli market, including Lenovo, HP, Dell, Sandisk, and others.

Yosef Nachum Bernshten has been our Secretary and a Director since we were incorporated on October 5, 2006. From June 2006 to present he has been a director of P.C.M.T. Video Ltd. From 2001 to present he has been the director and owner of Bar Advertising Ltd., an Israeli Company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

The officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of our directors. We have not compensated our directors for service on our Board of Directors or reimbursed them for expenses incurred for attendance at meetings of our Board of Directors. Officers are appointed annually by our Board of Directors and each officer serves at the discretion of our Board of Directors. Our Board of Directors may in the future determine to pay directors’ fees and reimburse directors for expenses related to their activities.

Our officers and directors have not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five years.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any members who qualify as “audit committee financial experts.” We believe that the cost related to retaining such a financial expert at this time is prohibitive.

Involvement in Certain Legal Proceedings

No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of our common stock owned as of February 20, 2007 by all persons (i) known to us who own more than 5% of the outstanding number of such shares, (ii) by all of our directors, and (iii) by our officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percentage of Class(1)

Common Stock	Nachman Shlomo Kohen(²	)	10,000	*

Common Stock	Yosef Nahum Bernshten(³	)	2,500,000	55.4

(1)	Based on 4,510,000 shares of our common stock outstanding.
(2)	The address for Mr. Kohen is 4 Nafcha Street Jerusalem, Israel 95508.
(3)	The address for Mr. Bernshten is 4 Nafcha Street Jerusalem, Israel 95508.
*	Represents less than 1%

Changes in Control

There are no arrangements which may result in a change in control of us.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share. As of February 20, 2007, 4,510,000 shares of common stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Anti-Takeover Effect of Delaware Law and the By-Laws

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Our bylaws contain a provision that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. Such provision provides that special meetings of stockholders may be called only by the president, the vice president and the chairman of the Board of Directors.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. SRK Law Offices, our independent legal counsel, has provided an opinion on the validity of our common stock. SRK Law Offices has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited by Davis Accounting Group P.C, registered independent accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF BUSINESS

Overview of the Company

We were incorporated in the State of Delaware under the name PCMT Corporation on October 5, 2006 to engage in any lawful corporate undertaking. We are a development stage company and we have not commenced our operations and have primarily focused on organizational matters in connection with this offering.

We intend to focus on offering computer hardware and software products to the ultra-orthodox religious Jewish communities in Israel and overseas. We plan to service the ultra-orthodox market by (a) opening stores in neighborhoods where there is a high percentage of orthodox individuals, (b) providing shopping hours geared to the daily routines of this community, (c) leveraging our understanding of the specific needs and requirements of the ultra-orthodox community, and (d) providing service offerings that are geared to the religious and cultural needs of the ultra-orthodox community. Our goal is to create a niche market by building up a chain of computer stores in Israel, focusing on cities with large ultra-orthodox Jewish communities, and then applying the same model to service other religious communities in other countries, especially the United States.

We intend to be able to offer and configure our computer products to meet the specific needs of various religious communities. The computer products sold by us will include internet filter and parental control software, website blocking applications, e-mail applications, and suitable internet browsers that will enable our customers to use their computers in accordance with the strictures of their religious worldview. In addition, we intend to provide flexible store hours that will cater to the specific needs of customers in the regions where our stores will be located.

We do not currently have sufficient capital to open retail stores or operate our business, and, even assuming the success of this offering, we may require additional funding in the future to sustain our operations. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our corporate offices are located at 4 Nafcha Street, Jerusalem, Israel 95508. Our telephone number is (972) (2) 5001128.

The Ultra-Orthodox Market Opportunity

The Ultra-Orthodox Jewish Community in Israel

The ultra-orthodox Jewish community in Israel is concentrated in several specific locations, including Jerusalem, Bnei Brak, Modiin Ilit, Ashdod, Bet Shemesh and Beitar Ilit. The ultra-orthodox population in Israel numbers approximately 630,000, or 115,000 families. This community has become a much sought-after sector by retail chains as a means of increasing sales because of its high rate of natural growth. The average religious family has 5.5 members, compared with an average of 3.12 members in the overall Jewish population. (Globes Online Newspaper October 15, 2006)

The ultra-orthodox population has an annual growth rate of 4% and it is estimated that by 2015, 37% of the population in Israel will be religious Jews. (Globes Online Newspaper October 15, 2006)

There is a significant separation between the religious community and the wider Israeli population with regard to education, purchasing, and, to an extent, commercial life. Members of the ultra-orthodox community do not watch television and read only religious newspapers.
For religious reasons, the ultra-orthodox avoid visiting shopping malls and other similar locations. As a result, when it comes to computer products, they do not buy at leading computer supply retailers, which are located in shopping malls, or at smaller stores located in other non-religious areas.

In addition, within the ultra-orthodox community, the internet is used almost exclusively as a communication tool for e-mail, and people do not buy online. The parents of ultra-orthodox children require blocking tools, so that their children will not be exposed to certain web-sites. Consequently, purchasing from computer stores, staffed by fellow members of the ultra-orthodox community and located within the local areas, is the preferred option. Most members of the ultra-orthodox community prefer to buy from stores in which the management and personnel understand and cater to their special religious needs.

It is difficult to estimate the value of the ultra-orthodox community as a distinct market. In any case, on December 12, 2006, the Jerusalem Post, Israel's leading daily English newspaper, stated in an article entitled "The Golden Age of Haredi (orthodox)-Buying Power," that:

“Unlike other distinct populations in Israel's fractured society . . .the ultra-Orthodox have aggressively demanded- and often gotten- what they wanted. El-Al [Israel's largest Airline] is not the only firm to reckon with haredi buying power. Pelephone, Partner, Cellcom and MIRS, the four cellular phone companies, all acquiesced to the rabbi's calls to clean up their act: No access to Internet or erotic, X-rated phone calls. Bezeq plans to do the same under Shas Communications Minister Ariel Atias" (Jerusalem Post, The Golden Age of Haredi-Buying Power, December 12, 2006).

While the above-cited article does not include empirical numbers or percentages of the market attributed to religious consumers, it evidences the growing power of this vibrant sector of the Israeli population that is demanding products and services tailored to their particular needs.

The Ultra-Orthodox Jewish Community in the United States

There are several large ultra-orthodox communities in the United States. In the future we intend to target the Borough Park, Brooklyn market as it contains one of the largest orthodox Jewish communities outside of Israel, totaling approximately 250,000. (Barnes, Julian. "A Debate Over Strictures For Sabbath Observance." The New York Times, June 2, 2000)

Other Products Being Offered to Ultra-Orthodox Consumers

The potential of the ultra-orthodox community as a distinct market may be seen in the market for mobile phone products. The ultra-orthodox market is looking to buy unique products and services, products that are in line with the moral requirements of the community. This trend is evident in recent press coverage of the "kosher" mobile phone market, where religious customers are looking for cellphones that adhere to specific needs, specifically that block out any immoral content. (Wall Street Journal Online." New Cellphone Service Put God on the Line", March 27, 2006, By Sarmad Ali). We believe that the customers for these kinds of phones will also have a similar demand for computer related products.

An Israeli mobile phone company has marketed a handset to cater for the one-million-strong ultra-orthodox Jewish community in an attempt to boost business. The “kosher” phone carries a stamp signifying its approval by rabbinical authorities, who will recommend haredi (ultra-orthodox) community members to take out contracts with MIRS Communications. (The Times, " Kosher Phone Taps into New Market for Mobiles," March 3, 2005, By Ian Mackinnon).

Companies are offering religious-themed cellphones and services. A phone with Christian content from Good News (left), a "kosher" phone modified by MIRS Communications, and one for Muslims from Ilkone Mobile Telecommunication.	The Motorola handsets have been modified to disable internet access, SMS text services and video and voice-mail applications. (The Times, "Kosher Phone Taps into New Market for Mobiles," March 3, 2005, By Ian Mackinnon).

Talks are under way to introduce a kosher phone to Jewish communities in the United States and other countries possibly later this year. Israeli Arabs -- about 20 percent of the population -- have also taken notice of the phones as a possible option for those trying to protect conservative Islamic sensibilities. (www.faithmobile.com).

Office Supply Market in Israel

Office Supply Market

The Israeli office supply market (excluding furniture) is estimated at about $1.6 billion. (The Israel Export & International Cooperation Institute, "Israel's Office Supplies Industry" By Trendlines International, July 2003). The demand for computers and other office supplies is growing due to the following factors:

•
Home offices - Israel has one of the highest ratios of personal computers per capita in the world. (Israel High-Tech & Investment Report, "The Computer and Internet Markets", April 2006). The rapid growth in the number of personal computers has resulted in a substantial increase in the number of home offices, thus increasing the demand for office supplies;

•	Start-ups - The boom in high-tech start-ups in Israel has resulted in a dramatic increase in demand for computers and office supplies in general.

The computer market in Israel is growing strongly, with the leading Israeli research company IDC Israel reporting across-the-board growth in all segments.

❑
PC Market - PC sales grew by 11.2% to $507 million, mobile computer sales rose by a third, and server sales increased by 37.7% in 2005. In the PC sector the leading brands are Hewlett-Packard (17.3%), Lenovo Group (13.8%) and Dell (9.1%). (Israel High-Tech & Investment Report, "The Computer and Internet Markets", April 2006).

❑
Laptops - Israel's laptop market totaled $209.1 million in 2005. Lenovo is the leader with 27.6% of the market, HP has 21.8% and Dell has 8.7%. IDC Israel is predicting an 18.9% growth in laptop sales for 2006. (Israel High-Tech & Investment Report, "The Computer and Internet Markets", April 2006).

❑
Internet Penetration - 1.2 million Israeli households had an Internet hook-up at the end of 2005, 9% more than the 1.1 million hooked up at the end of 2004. The growth between 2003 and 2005 was dramatic, slowing in 2006 due to near saturation of the market. (Israel High-Tech & Investment Report, "The Computer and Internet Markets", April 2006).

❑
High Speed Internet - the proportion of households with a high-speed Internet hook-up is one of the highest in the world - 45% of all households in 2005. At the end of 2005, Bezeq had 700,000-720,000 high-speed Internet subscribers, a market share of 63-67%. Combined cable brand HOT had 360,000-390,000 subscribers, a market share of 33-37%. At the end of 2005, over 90% of household Internet hook-ups were high-speed Internet. The proportion of Internet subscribers with high-speed Internet hook-ups has thus grown greatly in recent years. (Israel High-Tech & Investment Report, "The Computer and Internet Markets", April 2006).

Competition

The retail computer industry is highly competitive. The stores we plan to open will encounter strong competition from many other companies, including many with greater financial resources than ours as well as from larger and more established companies.

Our competitors in Israel include Bug, Office Depot, Shekem Electric, and Super Center, although these competitors face a distinct disadvantage because they operate out of malls and shopping areas that are not frequented by the religious. Nevertheless, these companies currently dominate the retail sales market for computers in Israel and we expect them to remain the dominant force for the time being.

How can we compete?

We intend to provide products and services tailored to the specific needs of the ultra-orthodox community, and we intend to locate our retail stores within the religious shopping areas.

Furthermore, we believe that our success within the ultra-orthodox Jewish community may stimulate business with consumers from other communities, especially other religious communities, who may share certain of the concerns and values of the ultra-orthodox religious community, such as a desire for content filtering applications, parental blocking software, e-mail without access to internet, and other family-oriented features and protections.

Employees

We currently have no employees. We intend to hire employees to commence operations and set up our retail stores.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we filed with the SEC a registration statement on Form SB-2 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, and on the SEC Internet site at http:\\www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 7 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Background

We were formed and incorporated in the State of Delaware on October 5, 2006. We are a development stage company with no operations and no revenues. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we have completed our business plan to open computer retail stores in several religious communities and have generated revenues from such stores. Accordingly, we must raise cash from sources other than our operations in order to implement our business plan.

We intend to initiate our operations both in Israel and overseas over the next four years by:

•
opening a series of stores in religious areas in Israel to exploit the continuing improvement in the Israeli economy, growth in the computer market, and the increasing penetration of technology across the religious community; and

•	establishing similar stores in overseas locations which are centers of other religious communities, including, religious Jewish communities, particularly in the United States and England.

In our management's opinion there is a current and rapidly growing need for these types of stores and services in religious Jewish communities, particularly in Israel and the United States, as well as in other religious communities, such as Mormon communities, conservative Catholic communities, concentrated centers of evangelical Christians, and religious Muslim communities.

Plan of Operation

Over the next four years we intend to build our business both in Israel and overseas as follows:

In Israel, we plan to open two new stores each year. The current schedule for the opening of stores in Israel is as follows:

Year	Location
Year 1:	Jerusalem and Bnei Brak
Year 2:	Modi’in Ilit and Betar Ilit
Year 3:	Petach Tikva and Jerusalem
Year 4:	Bnei Brak and Jerusalem

Overseas, we plan, as well, to open two new stores each year after the first year:

Year	Location
Year 2:	Borough Park, NY
Year 3:	Monsey, NY and Brooklyn, NY
Year 4:	London, UK

We expect that our establishment and expansion in Israel and overseas will require us to hire and then increase the number of employees we need in both our technical support and marketing departments.

We believe that we will derive several important benefits from our planned expansion:

a)	Access to additional religious communities across Israel and overseas;

b)	Increased profit margins by obtaining improved prices and payment terms from suppliers due to purchasing products in higher volumes;

c)	Increased scale of operations will allow access to major contracts and to large institutional customers;

d)	Opportunity to market ourselves as a national and then international brand, building recognition and enabling a far more active approach to marketing;

e)	Possibility of centralizing service capability, enabling faster throughput and higher volume of business;

f)	Option of obtaining exclusive distribution rights from certain manufacturers not currently active in the Israeli market;

g)	Expanding the product range.

We will consider franchising and other arrangements with business partners to enable our expansion to be achieved quickly and profitably.

We do not have sufficient resources to effectuate our business. As of February 27, 2007, we had approximately $41,771 in cash. As of February 5, 2007, we raised $50,000 in cash by the sale of 2,000,000 shares of our common stock pursuant to Regulations S promulgated under the Securities Act of 1933, as amended. We expect to incur a minimum of $138,000 in expenses during the next twelve months of operations. We estimate that this will be comprised of the following expenses: $100,000 to open two stores in Israel; $20,000 in marketing expenses and $18,000 will be needed for general overhead expenses such as for corporate legal and accounting services, office overhead and general working capital. Other than as described in this paragraph, we have no other financing plans at this time.

Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

None.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 4 Nafcha Street, Jerusalem, 95508 Israel. We lease such space on a month-to-month basis from our President. Monthly rent payments for base rent are approximately $300 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 30, 2006, we issued 10,000 shares of our common stock to Nachman Shlomo Kohen, our President, CEO and Director, at par value. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering.

On November 6, 2006, we issued 2,500,000 shares of our common stock to Yosef Nachum Bernshten, our Secretary and Director, in exchange for $250 in services and expenses related to our company. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering.

We lease our corporate headquarters on a month-to-month basis from our President. Monthly rent payments for base rent are approximately $300 per month.  Our President provided us with a loan of $200 as initial working capital, including payment of the fees related to opening our bank account.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Rule 144

As of February 20, 2007, there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal 45,100 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

As of February 20, 2007, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Holders of Our Common Stock

As of February 20, 2007, we had 47 registered shareholders.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the expansion and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors that our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

None

EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officers except that we issued 2,500,000 shares of our common stock to Mr. Yosef Nachum Bernshten in exchange for services in the amount of $250.

We have no employment agreements with any of our executive officers or employees.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with officers or directors. There are no compensation plans or other arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no compensation plans or other arrangements for directors, officers, employees or consultants that would be triggered by a change-in-control.

FINANCIAL STATEMENTS

The required financial statements begin on page F-1 of this document.

PCMT CORPORATION
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of PCMT Corporation:

We have audited the accompanying balance sheet of PCMT Corporation (a Delaware corporation in the development stage) as of December 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for period ended December 31, 2006, and from inception (October 5, 2006) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PCMT Corporation as of December 31, 2006, and the results of its operations and its cash flows for the period ended December 31, 2006, and from inception (October 5, 2006) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of December 31, 2006, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/S/ Davis Accounting Group P.C.

Cedar City, Utah,
February 20, 2007.

PCMT CORPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET (NOTE 2)
AS OF DECEMBER 31, 2006

ASSETS
2006
Current Assets:
Cash in bank	$13,595
Prepaid expenses	2,000

Total current assets	15,595

Total Assets	$15,595

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable - Trade	$1,500
Accrued office rent - Related party	852
Due to Director and stockholder	200

Total current liabilities	2,552

Total liabilities	2,552

Commitments and Contingencies

Stockholders' Equity:
Common stock, par value $.0001 per share, 100,000,000 shares authorized; 3,770,000 shares issued and outstanding	377
Additional paid-in capital	31,374
Less - Common stock subscriptions receivable	(11,501)
(Deficit) accumulated during the development stage	(7,207)

Total stockholders' equity	13,043

Total Liabilities and Stockholders' Equity	$15,595

The accompanying notes to financial statements
are an integral part of this balance sheet.

PCMT CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE PERIOD ENDED DECEMBER 31, 2006, AND
CUMULATIVE FROM INCEPTION (OCTOBER 5, 2006)
THROUGH DECEMBER 31, 2006

	Period Ended	Cumulative
	December 31,	From
	2006	Inception

Revenues	$-	$-

Expenses:
General and administrative-
Professional fees	4,000	4,000
Legal fees - Organization costs	1,500	1,500
Office rent	852	852
Other	605	605
Officer's compensation paid by issued shares	250	250

Total general and administrative expenses	7,207	7,207

(Loss) from Operations	(7,207)	(7,207)

Other Income (Expense)	-	-

Provision for income taxes	-	-

Net (Loss)	$(7,207)	$(7,207)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	2,036,250

The accompanying notes to financial statements are
an integral part of these statements.

PCMT CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (NOTE 2)
FOR THE PERIOD FROM INCEPTION (OCTOBER 5, 2006)
THROUGH DECEMBER 31, 2006

				Less -	(Deficit)
				Common	Accumulated
			Additional	Stock	During the
	Common stock		Paid-in	Subscriptions	Development
Description	Shares	Amount	Capital	Receivable	Stage	Total

Balance - October 5, 2006	-	$-	$-	$-	$-	$-

Common stock issued for officer's compensation	2,500,000	250	-	-	-	250

Common stock issued for cash	1,270,000	127	31,374	(11,501)	-	20,000

Net (loss) for the period	-	-	-	-	(7,207)	(7,207)

Balance - December 31, 2006	3,770,000	$377	$31,374	$(11,501)	$(7,207)	$13,043

The accompanying notes to financial statements are
an integral part of these statements.

PCMT CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE PERIOD ENDED DECEMBER 31, 2006, AND
CUMULATIVE FROM INCEPTION (OCTOBER 5, 2006)
THROUGH DECEMBER 31, 2006

	Period Ended	Cumulative
	December 31,	From
	2006	Inception

Operating Activities:
Net (loss)	$(7,207)	$(7,207)
Adjustments to reconcile net (loss) to net cash used in) operating activities:
Common stock issued for officer's compensation	250	250
Changes in net liabilities-
Prepaid expenses	(2,000)	(2,000)
Accounts payable - Trade	1,500	1,500
Accrued office rent - Related party	852	852

Net Cash (Used in) Operating Activities	(6,605)	(6,605)

Investing Activities:
Cash provided by investing activities	-	-

Net Cash Provided by Investing Activities	-	-

Financing Activities:
Issuance of common stock for cash	20,000	20,000
Due to Director and stockholder	200	200

Net Cash Provided by Financing Activities	20,200	20,200

Net Increase in Cash	13,595	13,595

Cash - Beginning of Period	-	-

Cash - End of Period	$13,595	$13,595

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to financial statements are
an integral part of these statements.

(1) Summary of Significant Accounting Policies

Basis of Presentation and Organization

PCMT Corporation (“PCMT” or the “Company”) is a Delaware corporation in the development stage and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on October 5, 2006. The proposed business plan of the Company is to establish a niche market by building up a chain of computer stores that provide products and services in Israel, focusing on cities with large ultra-orthodox Jewish religious communities, and then applying the same model to service similar and other religious communities in other countries. The accompanying financial statements of PCMT were prepared from the accounts of the Company under the accrual basis of accounting.

In November 2006, the Company began a capital formation activity through a Private Placement Offering (“PPO”), exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of December 31, 2006, the Company had received $20,000 in proceeds from the PPO. The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended December 31, 2006.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2006, the carrying value of accounts payable - trade and a loan from a Director and stockholder approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Concentration of Risk

As of December 31, 2006, the Company maintained its cash account at one commercial bank. The balance in the account was subject to FDIC coverage.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases. Asset recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2006, and expenses for the period ended December 31, 2006, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

(2) Development Stage Activities and Going Concern

The Company is currently in the development stage, and has no operations. The proposed business plan of the Company is to establish a niche market by building up a chain of computer stores that provide products and services in Israel, focusing on cities with large ultra-orthodox Jewish religious communities, and then applying the same model to service similar and other religious communities in other countries.

During the period ended December 31, 2006, the Company was incorporated, received initial working capital through a loan from a Director and stockholder, and commenced a capital formation activity to raise up to $50,000 from the sale of 2,000,000 shares of common stock through a PPO to various stockholders. As of December 31, 2006, the Company had raised $20,000 in proceeds from the PPO. Currently, PCMT is preparing a Registration Statement on Form SB-2 which it intends to file with the SEC to register 2,000,000 shares of its common stock for selling stockholders. The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2006, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3) Loan from Director and Stockholder

As of December 31, 2006, a loan from an individual who is a Director, officer and stockholder of the Company amounted to $200. The loan was provided for working capital purposes, and is unsecured, non-interest bearing, and has no terms for repayment.

(4) Common Stock

On October 10, 2006, the Company issued 10,000 shares of its common stock to its Director, President and Treasurer at par value. The transaction was valued at $1.

On November 3, 2006, the Company issued 2,500,000 of its common stock to its Director and Corporate Secretary for services rendered. The transaction was valued at the par value of the common stock, or $250.

On November 5, 2006, the Board of Directors of the Company approved a PPO, exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $.0001 per share, at an offering price of $.025 per share. The PPO had an offering period of 180 days. As of December 31, 2006, the Company had received cash proceeds from the PPO amounting to $20,000, net of stock subscriptions receivable of $11,500, related to the issuance of 1,260,000 shares of common stock. Subsequent to December 31, 2006, all amounts outstanding pertaining to stock subscriptions were received by the Company. In addition, subsequent to December 31, 2006, the Company received additional cash proceeds from the PPO of $18,500, related to the issuance of 740,000 shares of common stock. As of February 20, 2007, the Company had fully subscribed the PPO and raised $50,000 in proceeds with the issuance of 2,000,000 shares of its common stock.

The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold. As of February 20, 2007, the Company continued with the preparation of its Registration Statement on Form SB-2, and had not yet filed it with the SEC.

(5) Income Taxes

The provision (benefit) for income taxes for the period ended December 31, 2006, was as follows (assuming a 15% effective tax rate):

2006

Current Tax Provision:
Federal-
Taxable income	$-

Total current tax provision	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$1,081
Change in valuation allowance	(1,081)

Total deferred tax provision	$-

The Company had deferred income tax assets as of December 31, 2006, as follows:

Loss carryforwards	$1,081
Less - Valuation allowance	(1,081)

Total net deferred tax assets	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the period ended December 31, 2006, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2006, the Company had approximately $7,207 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2026.

(6)  Related Party Transactions

As described in Note 3, as of December 31, 2006, the Company owed $200 to an individual who is a Director, President, Treasurer, and stockholder of the Company.

As described in Note 4, the Company has issued 10,000 shares of its common stock to its Director, President and Treasurer at par value. The transaction was valued at $1.

As described in Note 4, the Company has entered into a transaction with an officer and Director of the Company for his services, and has issued a total of 2,500,000 shares of its common stock at a value of $250.

Effective October 5, 2006, the Company entered into a verbal agreement with individual who is a Director, President, Treasurer and stockholder of the Company to lease 250 square feet of office space for operations in Jerusalem, Israel. The monthly lease rental amount is $300, and the term of the lease arrangement is month to month. As of December 31, 2006, the Company accrued $852 in office rent expenses related to the lease.

(7)  Commitments

Effective September 1, 2006, the Company entered into a written agreement for legal services with a law firm located in Israel. As of December 31, 2006, the Company recorded accounts payable - trade of $1,500 related to legal services rendered in connection with its incorporation in the State of Delaware. The Company anticipates that approximately $20,000 of additional legal fees will be incurred in connection with the preparation and filing activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commissions (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders of the Company.

As discussed in Note 6, the Company entered into a verbal agreement for the lease of office space on a month-to-month basis with an individual who is a Director, officer and stockholder of the Company. The monthly lease amount is $300.

(8)  Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS No. 156”), which amends SFAS No. 140,” Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

In June 2006, the FASB issued SFAS Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of FIN 48 is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company is currently reviewing the effect, if any, that this new guidance with have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncement that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 123(R).” This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets for a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Business Corporation Law of the State of Delaware provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$5
Accounting fees and expenses (1)	$3,000
Legal fees and expenses (1)	$17,000
Total(1)	$20,005

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all sales of our unregistered securities during the past three years. None of the holders of the shares issued below have subsequently transferred or disposed of their shares.

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, or Regulation D or Regulation S promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

During the time period beginning on our formation on October 5, 2006 and ending on February 5, 2007, we issued and sold 2,000,000 shares of our common stock to our non-US seed capital investors at a purchase price of $0.025 per share, without registering the shares with the Securities and Exchange Commission. We completed this offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in distribution of these offerings in the United States.

On October 30, 2006 we sold 10,000 shares of common stock to Mr. Nachman Shlomo Kohen for cash payment to us of $1. We believe this issuance was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act.

On November 3, 2006 we issued 2,500,000 shares of common stock to Mr. Yosef Nachum Bernshten in exchange for services in the amount of $250. We believe this issuance was deemed to be exempt under Regulation D and Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

Exhibit Number	Exhibit Title

3.1	Certificate of Incorporation of Company

3.2	By-Laws of the Company

5.1	Opinion of Legal Counsel

23.1	Consent of Davis Accounting Group, P.C.

23.2	Consent of Legal Counsel (see Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Jerusalem, Israel on March 12, 2007.

PCMT CORPORATION

By:	/s/ Nachman Shlomo Kohen
Nachman Shlomo Kohen
President, Principal Executive and Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Nachman Shlomo Kohen
Nachman Shlomo Kohen
President, Chief Executive and Accounting Officer and Director

Dated: March 12, 2007

By:	/s/ Yosef Nachum Bernshten
Yosef Nachum Bernshten
Secretary and Director

Dated: March 12, 2007